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August 20, 1993



Pacific Capital Funds
1900 East Dublin-Granville Road
Columbus, Ohio  43229

Gentlemen:

            With respect to our purchase from you of $100,000 in units of beneficial interest of the Retail Class of Shares ("Shares") of Pacific Capital Funds (the "Trust"), consisting of $64,660 in Shares of the U.S. Treasury Securities Fund, $860 in Shares of the Short Intermediate U.S. Treasury Securities Fund and $34,480 in Shares of the Growth Stock Fund, we hereby advise you that we are purchasing Shares with no intention to dispose of such Shares either through resale to others or redemption to the Trust.

                                Very truly yours,



                                The Winsbury Company

                                By:__________________________

                                Name:________________________

                                Title:_______________________